Exhibit 99.2

Cougar Biotechnology Announces Presentation of Positive CB7630 Phase I Clinical Data at ASCO 2008 Genitourinary Cancers Symposium

Phase I Results Support the Safety and Efficacy of CB7630 in Castration Resistant Prostate Cancer Patients With and Without Prior Treatment with Ketoconazole

LOS ANGELES--(BUSINESS WIRE)--Cougar Biotechnology, Inc. (NASDAQ:CGRB) today announced that positive Phase I data on the Company’s prostate cancer drug candidate CB7630 (abiraterone acetate) was presented as a poster presentation at the ASCO Genitourinary Cancers Symposium that is currently taking place in San Francisco, California. The poster presentation is further detailed below:

Phase I Evaluation of Abiraterone Acetate (CB7630), a 17 alpha-hydroxylase/C17,20-lyase Inhibitor, as Secondary Hormonal Therapy in Castration Resistant Prostate Cancer (CRPC)

The Phase I dose ranging trial (COU-AA-002) was conducted at the University of California, San Francisco Comprehensive Cancer Center with Charles J. Ryan, M.D., Assistant Clinical Professor of Medicine, as the principal investigator. CB7630 was administered once daily to chemotherapy-naïve patients with castration resistant prostate cancer (CRPC), who had progressive disease despite treatment with LHRH analogues and multiple other hormonal therapies.

Of the 33 patients who were enrolled in the study, 4 patients had “PSA only” disease, 27 patients had bone metastases and 3 patients had visceral disease. Nineteen of 33 patients (58%) had received prior treatment with ketoconazole, a drug that is currently widely used off-label as a secondary hormonal therapy.

Overall, 27 of the 30 evaluable patients (90%) experienced a decline in prostate specific antigen (PSA) levels while receiving CB7630, with 16 of 30 patients (53%) experiencing a greater than 50% decline in PSA levels. Of the 11 patients in the trial who had not received prior ketoconazole treatment, 6 patients (55%) experienced a greater than 50% decline in PSA levels as a result of treatment with CB7630. Additionally, 10 (53%) of the 19 patients who had previously received ketoconazole experienced a 50% or greater decline in PSA while receiving CB7630. The median time to progression in the patients who had previously received ketoconazole was 21 weeks.

Dr. Arie S. Belldegrun, M.D., FACS, Vice Chairman of the Board of Directors of Cougar Biotechnology, said, “We are pleased to be able to demonstrate that CB7630 is active in patients who have failed ketoconazole and who are ketoconazole naive, as we believe there is significant unmet medical need in the two patient populations that we look to address with CB7630.” Alan H. Auerbach, Chief Executive Officer and President of Cougar Biotechnology, added, "We continue to be pleased with the clinical data being generated on CB7630. We greatly look forward to the continued development of CB7630 in both the second line hormone therapy and second line chemotherapy settings."

About Cougar Biotechnology

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17-alpha hydroxylase/c17,20 lyase enzyme, which is currently being tested in Phase II clinical trials in prostate cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements related to the timing of clinical trial initiations and the expected benefits to be derived from Cougar’s drug development programs, including the potential advantages of CB7630 and its potential for use in the treatment of CRPC and in second line hormone and chemotherapy treatment settings. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results in testing of CB7630 will be predictive of results in later stages of development. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Cougar Biotechnology, Inc.
Alan H. Auerbach, Chief Executive Officer and President
Mariann Ohanesian, Director of Investor Relations
310-943-8040
ahauerbach@cougarbiotechnology.com
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, 212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, 212-845-4253
Andreas.marathis@russopartnersllc.com